Exhibit 10.1

TAYLOR CAPITAL GROUP, INC. DEFERRED COMPENSATION PLAN

WHEREAS, Taylor Capital Group, Inc. (the “Company”) heretofore adopted the “Taylor Capital Group. Inc. Deferred Compensation Plan” (the “Plan”), an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, the Company desires to amend the Plan to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, effective December 30, 2008, the Plan is amended and restated to comply with the final regulations under Section 409A of the Code, with the Plan being operated in good faith compliance with Code Section 409A for the period January 1, 2005 to December 31, 2008.

SECTION 1. PURPOSE OF PLAN

The Plan is unfunded and is maintained for the purpose of providing deferred compensation to a select group of management and highly compensated employees of the Company within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the ERISA. The Plan will be administered in accordance with such purpose and in accordance with the provisions of Section 409A of the Code.

SECTION 2. DEFINITIONS

2.1	“Administrator” means the Board or the committee or subcommittee appointed pursuant to Section 16.1.

2.2	“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 14.

2.3	“Board” means the board of directors of the Company.

2.4	“Change in Control” means a “change in control” as defined in the Taylor Capital, Inc. Senior Officer Change in Control Severance Plan.

2.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6	“Company” means Taylor Capital Group, Inc.

2.7	“Compensation” means the base salary, commissions, and bonus under the Taylor Capital Group, Inc. Incentive Bonus Plan paid to a Participant for the Plan Year.

2.8	“Disability” means a condition in which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the opinion of the Administrator, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.9	“Early Retirement Age” means sixty-two (62) and ten (10) years of service.

2.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.11	“401(k) Plan” means the Taylor Capital Group, Inc. 401(k) and Profit Sharing Plan, as amended from time to time.

2.12	“Normal Retirement Age” means sixty-five (65).

2.13	“Participant” means an employee of the Company who is eligible to participate in the Plan pursuant to Section 3.

2.14	“Plan” means the Taylor Capital Group, Inc. Deferred Compensation Plan, as set forth herein and as amended from time to time.

2.15	“Plan Year” means the calendar year.

SECTION 3. ELIGIBLE EMPLOYEES

The Administrator shall determine which management employees and highly compensated employees of the Company shall be eligible to participate in the Plan from time to time, the eligibility waiting period and such other conditions as may be applicable from time to time.

SECTION 4. ELECTION TO DEFER COMPENSATION

A Participant may elect to defer a specified percentage of his or her base salary and commissions (from one percent (1%) to seventy-five percent (75%) for a Plan Year by filing an election with the Administrator (pursuant to Section 5) on or prior to November 30 (or such other date not later than December 31 that the Administrator may specify) of the preceding Plan Year. A Participant may elect to make a separate deferral election with respect to any annual bonus paid under the Taylor Capital Group, Inc. Incentive Bonus Plan (“success bonus”) to be earned for a Plan Year. Any election so made shall not be binding for any following Plan Year, and thus a new election must be filed for any following Plan Year on or before November 30 (or such other date not later than December 31 that the Administrator may specify) of the immediately preceding Plan Year. Provided, however, that, subject to the provisions of Section 409A of the Code, a Participant who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make a deferral election (with respect to Compensation and any success bonus to be earned after the date of the election) within thirty (30) days of becoming eligible.

In connection with a Participant’s deferral election, each Participant may elect to establish up to ten (10) separate “college education” and/or “personal goals” sub-accounts, to which shall be credited such portion of his or her deferrals as the Participant may designate. Any amounts not credited to a subaccount shall be credited to a Participant’s retirement account. Any Company matching contributions made on behalf of a Participant under Section 7 shall be evenly allocated among the accounts established for the Participant under the Plan. Any discretionary Company contributions made under Section 7 shall be allocated in accordance with the percentage by which a Participant’s deferrals are to be allocated among such accounts. Subject to the provisions of Section 11, any college education and/or personal goal sub-accounts established for a Participant shall be distributed as of July 1 of the year selected by the Participant on the election form used to make his or her deferral election.

SECTION 5. MANNER OF ELECTION

Any election(s) made by a Participant pursuant to this Plan shall be made by executing such form(s) as the Administrator shall from time to time prescribe.

SECTION 6. ACCOUNTS

If a Participant elects to establish one or more “college education” or “personal goals” sub-account under Section 4, such account(s) shall be established and maintained on the Company’s books and shall record (a) any Compensation deferred by the Participant under the Plan which the Participant has elected to be credited to the applicable account, and any Company contributions made on his behalf which have been allocated to the applicable sub-account(s) pursuant to Section 4, and (b) the allocation of any hypothetical investment experience. There shall also be established for each Participant a separate “retirement account” which shall record (a) any Compensation deferred by the Participant, and any Company contributions made on his behalf, which have not been specifically allocated to any such sub-account(s) and (b) the allocation of any hypothetical investment experience.

SECTION 7. COMPANY CONTRIBUTIONS

For any Plan Year, the Company may elect to credit to the account of each Participant, or any Participant designated by the Board, an additional discretionary amount equal to a specified percentage of such Participant’s Compensation, a flat dollar amount and/or an amount equal to a specified percentage of any Compensation deferred under Section 4. Any such credit shall be made entirely at the discretion of the Board.

SECTION 8. ADJUSTMENTS TO ACCOUNTS

Each Participant’s account(s) shall be reduced by the amount of any distributions to the Participant from the applicable account, and by any federal, state and/or local tax withholding and any social security withholding tax as may be required by law. Pursuant to procedures established by the Administrator, each Participant’s account(s) shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be designated by the Administrator.

SECTION 9. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s account(s), each Participant’s account(s) shall be deemed invested in the investment options (designated by the Administrator as available under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Administrator may establish. However, no provision of the Plan shall require the Company to actually invest any amounts in any fund or in any other investment vehicle.

SECTION 10. VESTED STATUS

Subject to the following provisions of the Plan, if a Participant “separates from service” with the Company (within the meaning of Code Section 409A) for any reason on or after his Normal Retirement Age or Early Retirement Age, or prior to those dates as a result of the Participant’s Disability or death, such Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant’s account(s). If a Participant separates from service prior to his Normal Retirement Age or Early Retirement Age for any other reason other than his death or Disability, such Participant shall be entitled to receive the vested value of his or her account(s). For this purpose, each Participant shall at all times have a nonforfeitable (vested) right to his or her account(s) derived from any Compensation deferred pursuant to Section 4. However, with respect to any Company contributions made on the Participant’s behalf pursuant to Section 7, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his or her applicable account as follows:

Years of Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2	20%
2 years but less than 3	40%
3 years but less than 4	60%
4 years but less than 5	80%
5 years or more	100%

For this purpose, a Participant shall be credited with a Year of Service for each year of “vesting service” earned under the 401(k) Plan.

The nonvested portion of a Participant’s account, as determined above, shall be forfeited as of the Participant’s separation from service (or payment date in the case of a personal goals sub-account), and shall be used to reduce Company contributions under Section 7 and/or used to pay Plan administrative expenses.

Notwithstanding the foregoing, a Participant’s account(s) shall become one hundred percent (100%) vested upon a Change in Control.

SECTION 11. TIME AND MANNER OF DISTRIBUTION

Distribution of a Participant’s vested “retirement account” (within the meaning of Section 4) shall be made or commence six (6) months following the date the Participant “separates from service” with the Company (within the meaning of Section 409A of the Code). Provided, however, that payment may be delayed under any of the circumstances permitted under said Section 409A. Provided, further, that, if any amounts credited to a Participant’s vested account(s) become subject to tax under Section 409A of the Code, such amount(s) shall be immediately distributed to the Participant.

Each Participant shall elect, on the election form used to make his or her deferral election, either of the following modes of distribution for his vested retirement account:

(a)	a single lump sum payment; or

(b)	annual installments over a period of up to ten (10) years, the amount of each installment to equal the balance of the Participant’s vested retirement account immediately prior to the installment divided by the number of installments remaining to be paid. The first installment shall be made (6) months following the date the Participant separates from service with the Company, with each subsequent installment being made on the first day of the calendar month following the one (1) year anniversary of the prior payment. Provided, however, that, if as the date such installments are to commence, the vested balance of the Participant’s account(s) to be distributed does not exceed $10,000, distribution shall be made in the form a single sum payment, notwithstanding the Participant’s election.

Any vested college education sub-account established for a Participant under Section 4 shall normally be distributed in the form of four (4) annual installments commencing on the date elected by the Participant. Each subsequent installment shall be made on the one (1) year anniversary of the prior payment. However, if as of the date such installments are to commence, the vested balance of the college education sub-account does not exceed $4,000, such sub-account shall be distributed in the form of a single-sum payment.

Any vested personal goals sub-account established for a Participant under Section 4 shall be distributed in the form of a single-sum payment on the date selected by the Participant.

Notwithstanding the foregoing, if as of the date a Participant’s vested retirement account is to be distributed, the Participant has any undistributed vested college education and/or personal goals sub-accounts, such remaining sub-accounts shall be distributed at the same time and in the same manner as the vested retirement account.

SECTION 12. DISTRIBUTION IN THE EVENT OF UNFORESEEABLE EMERGENCY

In the event of an “unforeseeable emergency” (within the meaning of Section 409A of the Code), a Participant may, by filing an election with the Administrator (in such form and manner as may be prescribed by the Administrator), elect to receive a distribution from the Plan in an amount not to exceed the lesser of (i) the fair market value of the Participant’s vested account(s) attributable to his deferrals or (ii) the amount necessary to satisfy the unforeseeable emergency.

SECTION 13. DEATH BENEFIT

In the event of the death of a Participant while in the employ of the Company, vesting in the Participant’s account(s) shall be one hundred percent (100%), if not otherwise one hundred percent (100%) vested under Section 10, with the fair market value of the Participant’s account(s) being distributed to the Participant’s Beneficiary, in a single lump sum payment, six (6) months following the Participant’s death.

In the event a Participant dies after distribution has commenced under the Plan, the vested balance of the Participant’s account(s), if any, shall be distributed to the Participant’s Beneficiary, in a single lump sum payment, six (6) months following the Participant’s death.

SECTION 14. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s account(s) under the Plan shall be paid in the event of the Participant’s death, by filing a designation of beneficiary form with the Administrator. If no Beneficiary is designated, or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or if none, to the Participant’s estate. If a Beneficiary survives the Participant but dies before the balance payable to the Beneficiary has been distributed, any remaining balance shall be paid to the Beneficiary’s estate.

SECTION 15. DOMESTIC RELATIONS ORDERS

If a domestic relations order issued by any court of proper authority directs assignment of all or any portion of a Participant’s vested account(s) to the Participant’s spouse or former spouse as part of a divorce settlement, the portion so assigned shall be distributed, in a lump-sum, to the spouse or former spouse within ninety (90) days following the date on which the order was received by the Administrator or, if later, within ninety (90) days following the date on which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and with the provisions of Code Section 409A.

SECTION 16. PLAN ADMINISTRATION

16.1 Administration. The Plan shall be administered by the Board or, in the discretion of the Board, a committee or subcommittee of the Board (the “Committee”), appointed by the Board and composed of at least two members of the Board. All references in the Plan to the Administrator shall be understood to refer to the Committee or the Board, whoever shall administer the Plan.

Where the Committee serves as Administrator, in the event that a vacancy on the Committee occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member shall be appointed by vote of the Board. The Administrator shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority shall constitute a quorum, and acts of the Administrator at which a quorum is present, or acts reduced to or approved in writing by all its members, shall be the valid acts of the Administrator.

The Administrator is authorized to interpret and construe any provision of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the provisions of Section 409A of the Code and the regulations and rulings promulgated thereunder. The Administrator shall be responsible for the day-to-day administration of the Plan. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

16.2 Review Procedure.

(a)	Pursuant to procedures established by the Administrator, claims for benefits under the Plan made by a Participant or Beneficiary (the “claimant”) must be submitted in writing to the Administrator.

If a claim is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days (or forty-five (45) days if the claim relates to a determination of Disability) after receipt of the claim (or within one hundred eighty (180) days (or seventy-five (75) days for a Disability claim), if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period, or forty-five (45) day period, as the case may be). If notification is not given in such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days (or one hundred eighty (180) days in the case of a Disability claim) after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.

(b)	Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator shall advise the claimant of the results of the review within sixty (60) days (or forty-five (45) days in the case of a Disability claim) after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days (or ninety (90) days in the case of a Disability claim) after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Administrator shall be final, binding and conclusive.

SECTION 17. FUNDING

17.1 Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Company.

17.2 Rabbi Trust. The Company may create a grantor trust to pay its obligations hereunder (a so-called rabbi trust), the assets of which shall be, for all purposes, the assets of the Company. In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

SECTION 18. AMENDMENT

The Company, by resolution of the Board, shall have the right to amend the Plan at any time subject to the provisions of Section 409A of the Code; provided, however, that no such action shall, without the Participant’s consent, impair the Participant’s right with respect to any existing account under the Plan.

SECTION 19. TERMINATION OF THE PLAN

The Company, by resolution of the Board, and subject to the provisions of Section 409A of the Code, may elect to terminate and liquidate the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code, if the same employee had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company does not adopt a new plan that would be aggregated with the terminated Plan under Section 409A of the Code if the same employee participated in both plans, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

SECTION 20. NO ASSIGNMENT

A Participant’s right to the amount credited to his or her account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

SECTION 21. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his or her Beneficiaries, heirs, legal representatives and assigns.

SECTION 22. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

SECTION 23. GOVERNING LAW

This Plan shall be interpreted in a manner consistent with Code Section 409A and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Plan to be executed as of the 22nd day of December, 2008.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ BRUCE W. TAYLOR
Authorized Officer